Exhibit 10.4
PURCHASE AND SALE AGREEMENT
     THIS AGREEMENT dated this 11th day of June, 2008, (the “Effective Date”) is between MACUM ENERGY, INC., a Montana corporation (“Macum”), with its offices located at 730 Main Street, Suite 103, Billings, MT 59105; Harold & Eva Holden Living Trust dated 1995, Harold & Eva Holden, Trustees, Box 1743, Billings, MT 59103; Winifred Gas Partnership, 3015 Stanford Drive, Billings, MT 59102; Goodridge Resources, Inc., 2049 Interlachen Drive, Billings, MT 59105; Vincent T. Larsen, P.O. Box 2297, Billings, MT 59103; Dr. David T. Larsen, 4815 Cranbrook Drive East, Colleyville, TX 76034; Pic Productions, Inc., 3024 MacTavish Circle, Billings, MT 59101; Stanley & Beverly Stott Living Trust dated 4/30/96, Stanley & Beverly Stott, Trustees, 211 Glenhaven Drive, Billings, MT 59105; and Faith Drilling Inc., P.O. Box 369 Chinook, MT 59523.(collectively referred to herein as “Seller”), and KYKUIT RESOURCES, LLC, an Ohio corporation, or its nominee (“Buyer”), with its offices located at 8500 Station Street, Suite 345, Mentor, Ohio 44060.
     WHEREAS, Seller desires to sell, and Buyer desires to purchase, upon the terms and conditions hereinafter set forth, all of Seller’s right, title and interest in and to the following:
(i)	All of Seller’s interest in, to and under approximately 34,971 acres of oil and gas leases located in Blaine and Fergus Counties, Montana, including leasehold interests, mineral fee interest, rights and interests attributable or allocable to the oil and gas leases or leasehold interest by virtue of pooling, unitization, communitization, and operating agreements, licensees, permits and other agreements, all more particularly described on Exhibit “A” hereto, together with identical undivided interests in and to all the property and rights incident thereto (collectively the “Leases”), including, but not limited to, all rights in, to and under all agreements, product purchase and sale contracts, including any and all past, present and future take-or-pay claims, leases, permits, rights-of-way, easements, licenses, farmouts, farmins, options, orders and other contracts or agreements of similar nature in any way relating thereto;

(ii)	All of Seller’s interest attributable to the Leases in and to all of the wells described on Exhibit “B” (the “Wells”), and all equipment, inventory, materials and other personal property, fixtures and improvements on the Leases or relating to the Wells as of the Closing Date, or used or obtained in connection with the Leases or the Wells or with the production, treatment, sale or disposal of hydrocarbons or waste produced therefrom or attributable thereto, and all other appurtenances thereunto belonging (the “Equipment”);

(iii)	The pipeline facilities attributable to the Leases that are identified on Exhibit “C” attached hereto (the “Pipelines”);

(iv)	All other leasehold interests, royalty and overriding royalty interest owned by Seller in, to and under the Leases or attributable to production therefrom attributable to the Leases as of the Closing Date (as hereinafter defined);

(v)	All unitization, communitization, pooling, operating or transportation agreements, and the units created thereby which relate to the Leases, the Wells, or the Pipelines attributable to the Leases, all of which are identified on Exhibit “D” attached hereto;

(vi)	All rights to claim revenues or gas resulting from any underproduction attributable to Seller’s interest in the Leases; and

(vii)	All lease files, land files, well files, oil and gas sales contracts files, gas processing files, division order files, abstracts, title opinions, and all other books, files, maps, logs and records, and all rights thereto, of Seller related to and necessary to the realization of value by Buyer of any of the property purchased hereunder (the “Records”). All of Seller’s interest in the assets described in paragraphs (i) through (vi) above is hereinafter collectively referred to as the “Interests”.
     The Interests sold and assigned under this Agreement do not include trade credits, accounts and notes receivable, and adjustments or refunds (including without limitation transportation tariff refunds, take-or-pay claims, and audit adjustments) attributable to the property with respect to any period before the Closing Date.
     NOW, THEREFORE, in consideration of the above recitals and of the covenants and agreements herein contained, Seller and Buyer agree as follows:
1. Purchase and Sale. Subject to an upon all of the terms and conditions herein set forth, Seller shall sell, transfer, assign, convey and deliver the Interests to Buyer, and Buyer shall purchase, receive, pay for an accept the Interests from Seller, effective as of 12:01 a.m. of the day following the Closing Date (as hereinafter defined). Except as otherwise specifically provided in this Agreement, all costs, expenses and obligations relating to the Interest which were incurred or accrue prior to the Closing Date shall be paid and discharged by Seller; and all costs, expenses and obligations relating to the Interests which were incurred or accrue after the Closing Date shall be paid and discharged by Buyer.
2. Purchase Price.
(a)	The purchase price for the Interests shall be Two Million Five Hundred Thousand and 00/100 Dollars ($2,500,000.00) (the “Purchase Price”), subject to any applicable purchase price adjustment as provided for herein;
Seller and Buyer agree that the Purchase Price has been calculated based upon a purchase price for the Leases of Fifty Dollars ($50,00) per acre. In the event that, due to a due diligence defect, Seller purchases more or less than 34,971 acres at Closing, the Purchase Price shall be adjusted up or down accordingly.
(b)	The Purchase Price, as adjusted, shall be paid by Purchaser as follows:
(i)	Within five (5) business days after receiving a fully executed copy of this Agreement from Seller, Buyer shall pay a deposit in the amount of Fifty

Thousand and 00/100 Dollars ($50,000.00) (the “Initial Deposit”) to Seller as an earnest money deposit, to be credited against the Purchase Price at Closing. The Initial Deposit shall be nonrefundable except in the event of a Seller’s Default, as defined herein, in which case Seller shall return the Initial Deposit to Buyer within three (3) business days after Buyer notifies Seller of its termination pursuant to Section 24(b) hereof.
(ii)	The balance of the Purchase Price shall be paid in immediately available funds to Seller on the Closing Date.
3. Definitions. As used herein, the term:
(a)	“Defensible Title” shall mean, as to the Interest, such title held by Seller, that subject to and except for Permitted Encumbrances (as hereinafter defined);
(i)	Entitles Seller to receive not less than the “Net Revenue Interest” as set forth in Exhibit “F” of all oil, gas and associated liquid and gaseous hydrocarbons produced, saved and marketed from the Interests;

(ii)	Obligates Seller to bear costs and expenses relating to the maintenance, development, and operation of all wells located on the Interests in an amount not greater than the “Working Interests” set forth in Exhibit “F”; and is free and clear of any and all encumbrances, liens and defects.
(b)	The term “Permitted Encumbrances”, as used herein, shall mean:
(i)	Lessors’ royalties, overriding royalties, and reversionary interests if the net cumulative effect of such burdens does not operate to reduce the Net Revenue Interest of any Interest to less than the Net Revenue Interest set forth in Exhibit “F”;

(ii)	Sales contracts covering oil, gas or associated liquid or gaseous hydrocarbons, all of which are identified on Exhibit “G” attached hereto;

(iii)	Any required third party consents to assignments and similar agreements with respect to which waivers or consents are obtained from the appropriate parties, all of which are identified on Exhibit “H” attached hereto;

(iv)	Liens for taxes or assessments not due or not delinquent on Closing;

(v)	All rights to consent by, required notices to, filings with, or other actions by governmental agencies in connection with the sale or conveyance of oil and gas leases or interests therein or sale of production therefrom if the same are prudently obtained subsequent to such sale or conveyance;

(vi)	Easements, rights-of-way, servitudes, permits, surface leases, and other rights of public record with respect of surface operations on or over any of the Interests which do not operate to interfere with current or proposed operations on the Interests; and
(vii)	Any Title Defects or other defects that are expressly waived by Buyer pursuant to the terms of this Agreement.
(c)	The term “Title Defect”, as used herein, shall mean:
(i)	Any encumbrance, encroachment, irregularity, defect in or objection to Seller’s title to the Interests (expressly excluding Permitted Encumbrances) that renders Seller’s title to the Interests less than Defensible Title;

(ii)	Seller is in default under some material provision of a lease, farmout agreement or other contract or agreement affecting the Interests which could interfere with the operation, value or use thereof, prevent Seller from receiving the proceeds of production attributable to Seller’s interest therein; or result in cancellation of Seller’s interest therein;

(iii)	Any provision or obligation affecting the Interests contained in any contract or agreement disclosed in the Records which is not customary to currently accept oil and gas industry standards and requires an extraordinary expenditure in connection with the acquisition, exploration, development or operation of the Interests or would materially diminish the Net Revenue Interest set forth on Exhibit “F”, or materially increase the Working Interest set forth on Exhibit “F”.
(d)	The term “Due Diligence Defect” shall mean (i) any Title Defect(s), and (ii) any other condition which Buyer discovers in its Due Diligence Review Period which renders the Interests unfit for Buyer’s intended use for any reason whatsoever in Buyer’s sole and absolute discretion.

(e)	The term “Environmental Defect” shall mean a violation (i) of any environmental or work place safety statute, rule, regulation or order of any governmental agency having jurisdiction over the Interests and (ii) to which remedial or corrective action either is required or would be undertaken by a prudent operator.
4. Due Diligence Investigation. From and after the Effective Date of this Agreement and continuing for a period of thirty (30) days (the “Original Due Diligence Review Period “), Seller will make available to Buyer for examination and copying any of the Records as Buyer may request, including, but not limited to, engineering and geological data, reports, maps, electric logs, mud logs, production logs, well records relating to the Interests, files relating to claims against or relating to the Interests, and information relating to the physical condition of the Interests and the land adjoining the Interest, including, if any, results of any water or soil testing, NORM and PCB evaluations, and all other records of Seller connected with the Interests which are necessary or desirable in order for Buyer to conduct a due diligence review (the “Due Diligence Investigation”). In the event that Seller fails to provide any documents requested by Buyer as part of its due diligence review, then the Due Diligence Review Period shall be automatically extended by the number of days of Seller’s delay. Buyer may extend the Due Diligence for an additional fifteen (15) days upon written notice to Seller delivered prior to the expiration of the Original Due Diligence Period. If Buyer exercises its right to extend the Due Diligence Period, then the Original Due Diligence Period and the fifteen (15) day extension period shall be collectively referred to herein as the “Due Diligence Review Period”.
5. Due Diligence Defects and Remedies. Buyer shall notify Seller in writing of any Due Diligence Defect within twenty (20) days after the end of the Due Diligence Review Period. Such notice shall contain a detailed description of each due Diligence Defect. Any matters that may otherwise constitute a Due Diligence Defect but that are not specifically and timely raised in writing by Buyer shall be deemed to have been waived, provided, however, that Seller shall be required to remove all monetary liens encumbering the Interests prior to Closing regardless of whether Buyer timely objects to the same in writing.
     Upon receipt of such notice from Buyer, Seller shall have the right, but not the obligation, to correct any Due Diligence Defect prior to Closing, other than monetary liens which must be satisfied by Seller prior to Closing. In the event Seller determines it is unwilling to correct a Due Diligence Defect, Seller shall so notify Buyer in writing within fifteen (15) days of receipt of notice from Buyer of such Due Diligence Defect.
     In the event Seller declines to correct any Due Diligence Defect and that Due Diligence Defect is not waived by Buyer, then the parties shall meet to attempt to determine a mutually agreeable reduction in the Purchase Price to reflect the reduced value of the Interests as a result of the Due Diligence Defect. In the event that, despite the parties’ good faith negotiations, no agreement as to an adjustment to the Purchase Price can be reached, then either party may terminate this Agreement as provided in Section 22 hereof.
6. Conditions of Closing by Buyer. The obligation of Buyer to close is subject to the satisfaction of the following conditions:
(a)	Buyer shall have completed its Due Diligence Investigation and shall not have terminated this Agreement as a result of any Due Diligence Defect pursuant to Section 5 hereof;

(b)	Seller shall have obtained and delivered to Buyer all prerequisite waivers of preferential rights of purchase and all necessary consents for transfer of the Interests;

(c)	The representations of Seller contained in Section 8 shall be true on and as of closing;

(d)	Seller shall have performed in all material respects all of its covenants and agreements contained in this Agreement;

(e)	Prior to Closing, there shall not have been a material adverse change in the Interests, in the reasonable opinion of Buyer, taken as a whole, excepting depletion due to normal production and depreciation of equipment through ordinary wear and tear;

(f)	Prior to or at Closing, neither Seller nor Buyer shall have knowledge of any bona fide suit, action or other proceeding or investigation before any court or before any governmental agency or submission by any governmental agency of information relating to the subject matter of the transaction contemplated under this Agreement or any other bona fide material claim or demand, pending (1) in which the consummation of this Agreement or the transaction contemplated hereby may be restrained, prohibited, invalidated, set aside or delayed in whole or in part, or (2) in which damages are sought in connection with the consummation of this Agreement. Buyer has specifically acknowledges that it has been made aware of the following lawsuit: CV 00-039-6F-DWM;

(g)	All actions to be taken by Seller in connection with consummation of the transactions contemplated hereby and all certificates, opinions, instruments, and other documents required to effect the transactions contemplated hereby will be satisfactory in form and substance to Buyer; and

(h)	Prior to Closing, Buyer shall have obtained all material permits, licenses or consents required by any governmental authority or other entity.
7. Conditions of Closing by Seller. The obligation of Seller to close is subject to the satisfaction of the following conditions:
(a)	[INTENTIONALLY OMITTED]

(b)	The representations of Buyer contained in Section 9 hereof are true on and as of Closing.
8. Representations of Seller. Each Seller jointly and severally represents to Buyer that to the best of his/her/its knowledge:
(a)	Macum is a corporation validity existing and in good standing under the laws of the State of Montana and is duly qualified to own its properties and assets and to carry on its business as now being conducted;

(b)	Each Seller has the requisite power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by each Seller and the consummation of the transactions contemplated hereby have been duly authorized;

(c)	This Agreement has been duly executed and delivered by each Seller and constitutes the valid and binding obligation of each Seller, enforceable against it in accordance with the terms hereof, subject to the effects of bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors’ rights. No other act, approval or proceeding on the part of any Seller or any other party is required to authorize the execution and delivery of this Agreement by any Seller or the consummation of the transactions contemplated hereby;

(d)	With regard to each Seller that is a corporation or other entity, this Agreement, and the execution and delivery hereof by each such Seller, does not and the consummation of the transactions contemplated hereby will not conflict with or result in a breach of the charter or bylaws of any such Seller or any other governing documents of any such Seller;

(e)	This Agreement, and the execution and delivery hereof by each Seller, does not and the consummation of the transactions contemplated hereby will not violate, or conflict with, or constitute a default under, or result in the creation or imposition of any security interest, lien or encumbrance upon any property or assets of any Seller under any mortgage, indenture or agreement to which it is a party or by which the Interests are bound, which violation, conflict or default might adversely affect the ability of any Seller to perform its obligation under this Agreement, or (ii) violate and statute or law or any judgment, decree, order, writ, injunction, regulation or rule of any court or governmental authority, which violation might adversely affect the ability of any Seller to perform its obligations under this Agreement;

(f)	The Leases are in full force and effect, enforceable on their terms, and comply with all regulatory requirements and laws, ordinances, statutes and regulations and convey good and marketable title to the mineral rights described therein, and are free and clear of all Title Defects except for the Permitted Encumbrances;

(g)	All material royalties, rentals and other payments due under the Leases have been properly and timely paid, and all conditions necessary to keep such Leases in force have been fully performed. No notices have been received by Seller of any claim to the contrary;

(h)	No Seller is obligated to deliver hydrocarbons produced from the Interests at some future time without receiving full payment therefore;

(i)	No entity has any call upon, right of first refusal, option to purchase or similar rights under any agreement with respect to the Interests or to the production therefrom;

(j)	There are no actions, suits, proceedings or governmental investigations or inquiries pending or threatened, against any Seller or the Interests which might delay, prevent or materially hinder the consummation of the transactions contemplated hereby or materially adversely affect the title to or value of any of the Interests;

(k)	Seller holds all permits, licenses, consents and authorities issued and/or required by any governmental authority having jurisdiction over the Interests or any subdivision thereof, including without limitation, any governmental department, commission, bureau, board or administrative agency which are necessary in relation to Seller’s interest in the Leases and its ability to sell and transfer the Interests to Buyer;

(l)	Each Seller has complied with all laws, ordinances, rules, regulations and orders applicable to the Interests necessary for the conduct of legal operations of the Interests;

(m)	There are no Title Defects with regard to the Interests;

(n)	All ad valorem, property, production, severance, excise and similar taxes and assessments based on or measured by the ownership of property or the production of hydrocarbons or the receipt of proceeds therefrom on the Interests that have become due and payable and have been properly and timely paid;

(o)	Seller has incurred no liability, contingent or otherwise, for brokers’ or finders’ fees relating to the transactions contemplated by this Agreement for which Buyer shall have any responsibility whatsoever;

(p)	There are nonenvironmental hazards that will materially adversely effect the Interests or the drilling of wells or transmission of oil and gas within the land covered by the Leases. Seller has complied with all environmental laws, ordinances and regulations pertaining to the Interests and the Leases;

(q)	The Interests will be conveyed to Buyer on the Closing Date free and clear of all liens, encumbrances and unsatisfied judgments that negatively impact the Interests or prevent Seller from having Defensible Title therein;

(r)	The Equipment shall be transferred to Buyer on the Closing Date in good working condition, reasonable wear and tear excepted;

(s)	The information contained in the Exhibits attached hereto is accurate and complete; and

(t)	Seller understands and agrees that Buyer has entered into this Agreement in reliance on the representations and warranties in this Section 8.
9. Representations of Buyer. Buyer represents and warrants to each Seller that to the best of its knowledge:
(a)	Buyer is a corporation validly existing and in good standing under the laws of the State of Ohio and is duly qualified to own its properties and assets and to carry on its business as now being conducted;

(b)	Buyer has the requisite power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Buyer and the consummation of the transactions contemplated hereby have been duly authorized;

(c)	This Agreement has been duly executed and delivered by Buyer and constitutes the valid and binding obligation of Buyer, enforceable against it in accordance with the terms hereof, subject to the effects of bankruptcy, insolvency, reorganization moratorium, and similar laws affecting creditors’ rights. No other act, approval or proceeding on the part of Buyer or any other party is required to authorize the execution and delivery of this Agreement by Buyer or the consummation of the transactions contemplated hereby;
(d)	This Agreement, and the execution and delivery hereof by Buyer, does not and the consummation of the transaction contemplated hereby will not (i) conflict with or result in a breach of the charter or bylaws of Buyer or any other governing documents of Buyer, or (ii) violate any statute or law or any judgment, decree, order, writ, injunction regulation or rule of any court or governmental authority, which violation might adversely affect the ability of Buyer to perform its obligations under this Agreement; and

(e)	Buyer has incurred no liability, contingent or otherwise, for brokers’ or finders’ fees relating to the transactions contemplated by this Agreement for which Seller shall have any responsibility whatsoever.
10. Covenants of Seller. Seller covenants and agrees that from and after the Effective Date and until Closing:
(a)	Sales. Seller will not sell, transfer, assign, convey or otherwise dispose of any Interest other than (i) oil, gas and other hydrocarbons produced, saved and sold in the ordinary course of business, and (ii) personal property and equipment which is replaced with property and equipment of comparable or better value and utility in the ordinary and routine maintenance and operation of the Interests;

(b)	Encumbrances. Other than Permitted Encumbrances, Seller will not create or permit the creation of any lien, security interest or encumbrance on any interest, the oil or gas produced therefrom, or the proceeds thereof;

(c)	Operation of Interests. Seller agrees to:
(i)	Cause the Interests to be developed, maintained and operated in a prudent, good and workmanlike manner consistent with generally accepted industry standards and practices and in accordance with applicable laws and regulations and all applicable leases and other agreements maintain insurance now in force with respect to the Interests, and pay or cause to be paid all cost and expenses in connection therewith;

(ii)	Not drill any new well on the Interests without the advance written consent of Buyer;

(iii)	Maintain and keep the Leases in full force and effect;

(iv)	Perform and comply with all of its obligations under all agreements relating to or affecting the Interests;

(v)	Take no action which will cause any purchaser of production to place in suspense any payment for production sold;

(vi)	Not enter into or assume any contract, agreement or commitment which is not in the ordinary course of business as heretofore conducted or which involves payments, receipts or potential liabilities with respect to the Interests of more than One Thousand and 00/100 Dollars ($1,000.00); and

(vii)	Carry on its business with respect to the Interests in substantially the same manner as it has heretofore, not introducing any new method of management operation or accounting with respect to the Interests.
(d)	Contracts and Agreements. Seller will not:
(i)	Grant any preferential right to purchase or similar right or agree to require the consent of any party to the transfer and assignment of the Interests to Buyer;

(ii)	Enter into any gas sales contract or new crude oil sales or supply contract with respect to the Interests which is not terminable without penalty or detriment on notice of sixty (60) days or less;

(iii)	Incur or agree to incur any contractual obligation or liability, absolute or contingent, with respect to the Interests;

(iv)	Enter into any transaction the effect of which, would be to cause Seller’s ownership interest in any of the Interests to be altered from its ownership interest as of the Effective Date; or

(v)	Enter into any settlement of or relinquish any outstanding receivables (including, without limitation, the right to receive any retroactive price adjustments, take-or-pay monies, FERC mandated refunds, accounting adjustments, tax adjustments, and Minerals Management Service refunds).
(e)	Consents. If any approval or consent by any federal, state or local government authority is required to vest good and Defensible Title to any of the Interests in Buyer at Closing, Seller agrees to exercise its best efforts, as reasonably requested by Buyer, to obtain all such required approvals or consents. Seller will execute appropriate transfer orders covering the Interests submitted to it for, execution designating Buyer as the appropriate party for payment, effective as of the Closing Date;
(f)	Notice of Defaults. Seller will give prompt written notice to Buyer of any notice of default (or written threat of default, whether disputed or denied) received or given by Seller under any instrument or agreement affecting the Interests to which Seller is a party or by which it or any of the Interests is bound; and

(g)	Notice of Events and Proposals. If between the date hereof and Closing, Seller becomes aware of (i) any action or occurrence which may materially affect any of the Interest, (ii) any proposal from a third party to engage in any material transaction with respect to any of the Interests, or (iii) any suit, action or other proceeding before any court or governmental agency which relates to the Interests or which might result in impairment or loss of the Seller’s title to any of the Interests or the value thereof or which might hinder or impede the operation of the Interests, it will give prompt written notice to Buyer of such action, occurrence or proposal.
11. Liabilities and Indemnities of Seller. In connection with the Sale, conveyance, transfer, assignment and delivery of the Interests to Buyer, Buyer shall not assume or become obligated in any way with respect to any liabilities of Seller that are not specifically assumed hereunder, including but not limited to the following:
(a)	Any cost, expense, liability or other obligation relating to the Interests which accrued prior to the Closing Date unless specifically assumed by Buyer in Section 12 hereof;

(b)	Any litigation which affects the Interests, whether pending or threatened, which is based upon omissions, events or occurrences prior to the Closing Date;

(c)	Any federal or state income tax or other tax liability of Seller arising by reason of the transaction contemplated by this Agreement;

(d)	Any federal, state, county, municipal, ad valorem, production, windfall profits .or other tax liability attributable to Seller’s ownership or operation of any of the Interests prior to the Closing Date except as to prepared taxes for the Current Tax Period (as hereinafter defined);

(e)	Any claims arising out of the production or sale of hydrocarbons from the Interests or the proper accounting or payment to parties for their interests therein, prior to the Closing Date; and/or

(f)	Any other claim or demand against or liability or obligation of Seller arising against, or liability or obligation of Seller arising from any act or omission whatsoever of Seller, prior to the Closing Date, whether such claim, demand, liability or obligation is fixed or contingent, and whether the same arises by contract, tort or otherwise.
     Each Seller shall, jointly and severally and to the fullest extent permitted by law, protect, defend, indemnify and hold Buyer and its affiliates, including its directors, officers, employees, agents and representative of each of them, harmless from and against any and all claims, losses, damages, costs, expenses, diminutions in value, suits, causes of action or judgments of any kind or character with respect to any and all liabilities and obligations or alleged or threatened liabilities and obligations, including, but not limited to, any interest, penalty and any attorneys’ fees and other costs and expenses incurred in connection with investigating or defending any claims or actions, whether or not resulting in any liability, attributable to or arising out of (i)

Seller’s ownership or operation of the Interests prior to the Closing Date, and/or (ii) the breach by Seller of any of the covenants, representations and warranties contained in this Agreement.
12. Assumption of Obligations and Indemnities of Buyer. Buyer shall assume, as of the Closing Date, only the contractual obligations of Seller related to the Interests which are set forth in Exhibit “J” attached hereto (the “Assumed Liabilities”). Buyer shall, to the fullest extent permitted by law, protect, defend, indemnify and hold Seller and its directors, officers, employees, agents and representatives of each of them, harmless from and against any and all claims, losses, damages, costs, expenses, diminutions in value, suits, causes of action or judgments of any kind or character with respect to any and all of the Assumed Liabilities including, but not limited to, any interest, penalty and any attorneys’ fees and other costs and expenses incurred in connection with investigating or defending any claims or actions, whether or not resulting in any liability, attributable to or arising out of (i) Buyer’s ownership or operation of the Interests subsequent to the Closing Date, and (ii) the breach by Buyer of the covenants, representations and/or warranties contained herein.
13. Indemnification Procedure for Third Party Claims. Any claim for indemnity shall be made by written notice from the party seeking indemnification (the “Indemnified Party”) to the party required to provide same (the “Indemnifying Party”), together with a written description of the claim, stating the nature and basis of such claim and, if ascertainable, the amount thereof. The Indemnifying Party shall have a period of thirty (30) days after receipt of such notice within which to respond thereto or, in the case of a third-party claim which requires a shorter time for response, within such shorter period as specified by the Indemnified Party in such notice (the “Notice Period”). If the Indemnifying Party denies responsibility or fails to respond to the notice within the Notice Period, the Indemnified Party may defend or compromise the claim as it deems appropriate without prejudice to any of the Indemnified Party’s rights hereunder, and the Indemnifying Party shall have no right to approve or disapprove any actions taken in connection therewith by the Indemnified Party. If the Indemnifying Party accepts responsibility, it shall so notify the Indemnified Party within the Notice Period and elect either (a) to undertake the defense or compromise of such third-party claim with counsel selected by the Indemnifying Party and reasonably approved by the Indemnified Party or (b) to instruct the Indemnified Party to defend or compromise such claim. If the Indemnifying Party undertakes the defense or compromise of such third-party claim, the Indemnified Party shall be entitled, at its own expense, to participate in such defense. No compromise or settlement of any third-party claim shall be made without reasonable notice to the Indemnified Party and without the prior written approval of the Indemnified Party, unless such compromise or settlement includes a general release of the Indemnified Party in respect of the matter with no admission of liability on the part of the Indemnified Party and no constraints on the future conduct of its business.
14. Closing. The Closing shall be held at 9:00 a.m., local time, on the date specified by Buyer which date shall be no more than thirty (30) days following the expiration of the Due Diligence Review Period (the “Closing” or the “Closing Date”).
15. Transactions at Closing. On the Closing Date:
(a)	Seller shall execute, acknowledge and deliver to Buyer an Assignment and Bill of Sale in a form satisfactory to Buyer (in sufficient counterparts to facilitate recording in applicable counties and filing with the Bureau of Land Management or other governmental authorities) conveying the Interests;
(b)	Seller and Buyer shall execute and deliver a settlement statement that shall set forth the purchase price and each adjustment and the calculation of such adjustments used to determine such amount (the “Closing Amount”);

(c)	Unless Seller and Buyer otherwise agree, Buyer will prepare any closing documents to be executed and delivered at Closing, subject to Seller’s review and approval;

(d)	At Closing, Seller shall deliver to Buyer the originals or legible copies of all lease, contract or well records relating to the property (the “Property Records”), at a location designated by Buyer. Seller reserves the right to access and copy (at its own expense) all Property Records for three years after the Closing Date, and Buyer agrees to provide access to the Property Records to Seller during normal business hours.

(e)	Buyer, within thirty (30) days after Closing, shall (i) record the Assignment and Bill of Sale and all other instruments that must be recorded to effectuate the transfer of the property; and (ii) file for approval with the applicable government agencies all state and federal transfer and assignment documents for the property. Buyer shall provide Seller a recorded copy of the Assignment and Bill of Sale and other recorded instruments, and approved copies of the state and federal transfer and assignment documents as soon as they are available.

(f)	Seller and Buyer shall execute, acknowledge and deliver transfer orders or letters-in-lieu prepared by Seller, and approved by Buyer, directing all purchasers of production to make payment to Buyer of proceeds attributable to production from the Interests;

(g)	[INTENTIONALLY OMITTED]

(h)	Seller shall deliver to Buyer exclusive possession of the Interests; and

(i)	Buyer shall deliver to Seller a check payable to Seller and American State Bank in the amount of the Purchase Price, as adjusted pursuant to the terms hereof, less the Initial Deposit which shall be credited against the Purchase Price at Closing.
16. Post-Closing Adjustments. Within on hundred twenty (120) days after Closing, the parties shall undertake to agree with respect to any adjustments or payments that were not finally determined as of Closing (“Post-Closing Adjustments”). Seller shall provide Buyer access to such of Seller’s records as may be reasonably necessary to a determination of Post-Closing Adjustments. Payment of all Post-Closing Adjustments by Buyer or Seller shall be made in immediately available funds within five (5) days of agreement. If the Post-Closing Adjustment has not been agreed upon within the time period set forth herein, either party may seek to enforce any rights it claims hereunder.

17. Prorations.
(a)	All ad valorem taxes, real property taxes, and similar obligations with respect to the tax period in which the Closing Date occurs (the “Current Tax Period”) shall be apportioned between Seller and Buyer as of the Closing Date based on an estimate of the immediately preceding tax period assessment, and the purchase price shall be reduced at Closing by the amount of such estimated taxes owed by Seller for that portion of the Current Tax Period prior to the Effective Date.

(b)	All other taxes, including, but not limited to, excise taxes, state severance taxes, and any other local, state, and/or federal taxes or assessments relating to or arising out of the Interests prior to the Closing Date shall remain Seller’s responsibility.

(c)	Seller shall pay all transfer, recording and registration fees and real estate transfer, documentary stamp and similar transfer taxes imposed with respect to the sale, conveyance and assignment of the Interests hereunder.

(d)	All rental payments due the lessors under the Leases shall be prorated as of the Closing Date.
18. Proceeds of Production. Seller shall be entitled to all proceeds of production attributable to the Interests and accruing to the period prior to the Closing Date, and Buyer shall be entitled to all proceeds of production attributable to the Interests and accruing to the period on and after the Closing Date.
19. Production Imbalances. The Purchase Price shall be adjusted upward or downward, as appropriate, at the Closing to reflect the underproduction or overproduction of gas attributable to Seller’s interests in gas produced from the property based on the price being received at the well head at the Closing Date (net of any gathering, transportation, processing or other charges downstream from the wellhead). If Buyer will be obligated under any applicable agreement currently burdening the property to make cash payments to settle such imbalances after Closing, or to pay any penalty as a result of imbalances, the adjustment to the Purchase Price shall reflect the adverse economic effect of making such a cash payment or incurring the penalty as compared to balancing in kind.
20. Notices. All communications required or permitted under this Agreement shall be in writing and any communication or delivery hereunder shall be deemed to have been fully made if actually deliver, or if mailed by registered or certified mail, postage prepaid, return receipt requested, to the address as set forth below:

SELLER	BUYER
Macum Energy Inc.	Kykuit Resources, LLC
730 Main Street, Suite 103	8500 Station Street, Suite 345
Billings, MT 59105	Mentor, Ohio 44060
Attn: Ralph Gailey	Attn: Gregory J. Osborne

21. Further Assistance. Incidental and subsequent to closing, each of the parties shall execute, acknowledge, and deliver to the other such further instruments, and take such other actions as may be reasonably necessary to carry out the provisions of this Agreement.
22. Casualty Loss. Seller assumes the risk of any casualty loss prior to Closing/
23. Termination. This Agreement may be terminated at any time by mutual consent of Seller and Buyer. In addition, this Agreement may be terminated (i) by Seller by notice to Buyer if all conditions described in Section 7 shall not have been met and such noncompliance shall not have been caused or waived by the actions-or inactions of Seller, (ii) by Buyer by notice to Seller if all conditions described in Section 6 shall not have been met and such non-compliance shall not have been caused or waived by the actions or inactions of Buyer, or (iii) by Buyer by written notice to Seller in accordance with Section 5 hereof if Buyer is dissatisfied with its findings of its Due Diligence Investigation for any reason whatsoever in Buyer’s sole and absolute discretion. Upon termination of this Agreement the parties shall thereafter be under no further Obligation to one another hereunder.
24. Default. If Buyer fails to comply with any obligation, term, covenant, warranty or agreement to be kept, honored, observed or performed by Buyer pursuant to the terms and provisions of this Agreement (a “Buyer’s Default”), and such Buyer’s Default is not cured within ten (10) days after notice thereof, then Seller may terminate this Agreement, in which event the Initial Deposit shall be retained by Seller as agreed upon liquidated damages, and neither Purchaser nor Seller shall have any further obligations or liabilities hereunder. If Seller fails to comply with any obligation, term, covenant, warranty or agreement to be kept, honored, observed or performed by Seller pursuant to the terms and provisions of this Agreement (a “Seller’s Default”), and such Seller’s Default is not cured within ten (10) days after notice thereof and Buyer does not expressly waive such Seller’s Default, then Buyer may either (i) terminate this Agreement, in which event the Initial Deposit shall be promptly returned to Buyer pursuant to Section 2(b) hereof, and neither Buyer nor Seller shall have any further obligations or liabilities hereunder, or (ii) pursue the right of specific performance.
25. Express. Whether or not the transactions contemplated by this Agreement are consummated, each of the parties hereto shall pay its own fees and expenses incident to the negotiation, preparation and execution of this Agreement, including attorneys’ and accountants’ lees.
26. Entire Agreement. This instrument states the entire agreement between the parties and may be supplemented, altered, amended, modified or revoked by writing only, signed by both parties.
27. Survival of Representations and Covenants. All representations, warranties, and covenants of the parties to the extent not fully performed or waived prior to Closing shall survive the Closing.
28. Counterpart. This Agreement may be executed by Buyer and Seller in any number of counterparts, each of which shall be deemed an original instrument, but all of which together shall constitute one and the same instrument.

29. Time of Essence. Time is of the essence in this Agreement.
30. Announcements. Seller and Buyer shall consult with each other prior to the release of any press releases and other announcements concerning this Agreement or the transactions contemplated hereby.
31. Severability. If at any time subsequent to the date hereto any provision of this Agreement shall be held by any court of competent jurisdiction to be illegal, void or unenforceable, such provision shall be of no force and effect, but the illegality or unenforceability of such provision shall have no effect upon and shall not impair the enforceability of any of the provision of this Agreement.
32. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Montana. The validity of the various conveyances and transfers affecting the title to the Interests shall be governed by and construed in accordance with the laws of the jurisdiction ill which such Interests are situated.
33. Waiver of Jury Trial. SELLER AND BUYER DO HEREBY IRREVOCABLY WAIVE, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY AND ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, SUIT OR OTHER LEGAL PROCEEDING BASED UPON, ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.
34. In further consideration of the Purchase Price being paid by Buyer hereunder, from and after the Closing Date, each Seller and any affiliate, agent, or other representative of any Seller shall be prohibited from, directly or indirectly, acquiring, owning or otherwise maintaining a leasehold interest, mineral interest, royalty interest, overriding royalty interest or any other interest in the production of oil, gas or other minerals with regard to any part of the land located in Fergus and Blaine Counties, State of Montana, more particularly described as follows: Townships 21, 22, 23, 24, 25, 26, and 27 and Ranges 16, 17, 18, 19, 20, 21, and 22, and shall also be prohibited from, directly or indirectly, participating in the drilling of any oil, gas or other mineral wells within the aforedescribed land area.
     EXECUTED as of the date first above mentioned.

SELLER:

MACUM ENERGY, INC.
a Montana corporation

By:	/s/ R.S. Gailey
Print Name: R.S. Gailey
Its:	President

HAROLD & EVA HOLDEN LIVING TRUST DATED 1995

/s/ Harold Holden Harold Holden, Trustee
/s/ Eva Holden

Eva Holden, Trustee

WINIFRED GAS PARTNERSHIP
A partnership

By:	/s/ Patrick W. Hanley

Print Name: Patrick W. Hanley
Its:	General Partner

GOOD RIDGE RESOURCES, INC.
A corporation

By:	/s/ William Goodridge

Print Name: William Goodridge
Its:	President

VINCENT C. LARSON

/s/ Vincent C. Larsen

Vincent C. Larson

DR. DAVID T. LARSEN

/s/ Dr. David T. Larsen

Dr. David T. Larsen

PIC PRODUCTION COMPANY
A corporation

By:	/s/ Patrick J. Butler

Print Name: Patrick J. Butler
Its:	President

STANLEY & BEVERLY STOTT LIVING TRUST DATED 4/30/96

/s/ Stanley Stott Stanley Stott, Trustee
/s/ Beverly Stott

Beverly Stott, Trustee

FAITH DRILLING, INC.
A Montana corporation

By:	/s/ Doug Brenner

Print Name: Doug Brenner
Its:	President

BUYER:

KYKUIT RESOURCES, LLC
an Ohio limited liability company
By:	John D. Oil and Gas, Inc.,
Its:	Managing Member

By:	/s/ Gregory J. Osborne

Gregory J. Osborne
President of John D. Oil and Gas, Inc.

EXHIBIT “A”
Leases

A-1

EXHIBIT “B”
Wells

B-1

EXHIBIT “C”
Pipelines

C-1

EXHIBIT “D”
Agreements

D-1

EXHIBIT “E”
INTENTIONALLY OMITTED

E-1

EXHIBIT “F”
Net Revenue Interest/Working Interest

F-1

EXHIBIT “G”
Sales Contracts

G-1

EXHIBIT “H”
Third Party Consents to Assignments

H-1